Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS:   Joanna Lipper
            NCT Group, Inc.
            (203) 226-4447 ext. 3506
            (203) 226-3123 (fax)
            jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                       NCTI REPORTS THIRD QUARTER RESULTS
                       ----------------------------------

WESTPORT, Conn. November 15, 2004 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended September 30, 2004 was $1.4 million compared to $1.2 million for the same period in 2003. Net loss for the three months ended September 30, 2004 was $10.4 million compared to a net loss of $2.3 million for the same period a year ago. A significant portion of our net loss was attributable to interest expense of $11.4 million for the three months ended September 30, 2004 compared to interest expense of $3.0 million for the same period a year ago.

     The company reported that total revenue for the nine months ended September 30, 2004 was $4.1 million compared to $3.4 million for the same period in 2003. Net loss for the nine months ended September 30, 2004 was $36.2 million compared to a net loss for the same period a year ago of $17.0 million. Interest expense was $29.0 million for the nine months ended September 30, 2004 compared to interest expense of $9.3 million for the same period a year ago. This increase in interest expense was attributable to both an overall increase in short-term debt and non-cash and other charges related to the debt.

     "Within our Artera Group subsidiary, we continue to focus our sales efforts on expanding distribution of our Artera Turbo(TM) Internet accelerator service both in the United States and internationally," said Michael J. Parrella, chairman and CEO. "While broadband access remains expensive and limited in its availability, we believe that the dial-up market is a significant opportunity for us. Our Artera Turbo subscription service greatly enhances a dial-up user's Internet surfing experience by speeding up the delivery of web pages by an average of five times without degrading rich graphic images. Additionally, Artera Turbo speeds slower or contended DSL connections. In the enterprise market, we are continuing to move forward with our enterprise partner in the commercialization of our enterprise product. We are pleased that as of October 14, 2004, we extended our distribution and marketing agreement with Avaya for an additional year."

NCTI REPORTS THIRD QUARTER RESULTS  - p.2


     Mr. Parrella continued, "Our Pro Tech Communications subsidiary is planning some exciting product line additions in the near future." In a statement on November 2, 2004, Richard Hennessey, president of Pro Tech said, "We believe that our investment in new product initiatives is crucial to securing our competitive position in the marketplace. Feedback on our newly-launched NoiseBuster(R) consumer audio headphone has been positive from both the press and consumers, and we are in the process of aggressively developing our direct and indirect sales channels for this product."

     Mr. Hennessey continued, "We have also recently introduced a re-engineered version of our Apollo(TM) headset targeted to contact centers and home offices and are excited by the response to that product. We expect that this headset, combined with our soon-to-be-available Apollo amplifier, will deliver superior performance at a lower price than competing products. In addition, we are on target to commercially introduce the ProActive(R) brand of products to the safety market in early 2005."

About NCT Group, Inc.
---------------------

NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with 592 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile" optimization technology for residential, small business and enterprise applications. We believe Artera Turbo is the fastest and most comprehensive Web acceleration service on the market for residential and small business users. For enterprise applications in the U.S., Artera has partnered with a leading global provider of communications networks and services for businesses. The enterprise service can create more capacity on a company's communications network and more than double data transmission speeds without the need for investing in hardware-based bandwidth compression systems or network upgrades. Pro Tech Communications, Inc. (OTCBB: PCTU) is a manufacturer of headsets and other communications products for a variety of applications. Pro Tech is currently a leader in headsets for the fast food market and has a strategic agreement with the McDonald's Corporation. In addition to expanding its product lines to address the rapidly-growing telephony, multimedia and cellular markets, Pro Tech is developing products for other applications including consumer audio, industrial safety, spectator racing, two-way radio communications and aviation. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit www.nctgroupinc.com.

                                      # # #

NCTI REPORTS THIRD QUARTER RESULTS  - p.3


NCT GROUP, INC.
(Unaudited)

                                            For The Three Months            For The Nine Months
                                            Ended September 30,             Ended September 30,
                                            -------------------             -------------------

(In millions, except per share data)        2003           2004             2003            2004
                                            ----           ----             ----            ----
Total revenue                          $ 1.2         $ 1.4             $ 3.4           $ 4.1
Operating costs and expenses           $ 4.1(a)      $ 3.6(b)          $ 13.3(c)       $ 10.6(d)
Other (income) expense, net            $ (3.6)(e)    $ (3.2)(f)        $ (2.2)(e)      $ 0.7(f)
Interest expense, net                  $ 3.0         $ 11.4            $ 9.3           $ 29.0
Net loss                               $ (2.3)       $ (10.4)          $ (17.0)        $ (36.2)
Net loss per share                     $(0.01)(g)    $ (0.02)(h)       $ (0.04)(i)     $ (0.06)(j)
Weighted average number of             570.0         645.0             536.1           645.0
   common shares outstanding

Footnotes:
----------
(a) Includes approximately $0.1 million for depreciation and amortization and $0.9 million for the cost of issuing options and warrants for services.
(b) Includes approximately $0.1 million for depreciation and amortization and $0.1 million for the cost of issuing options and warrants for services.
(c) Includes approximately $0.6 million for depreciation and amortization and $3.7 million for the cost of issuing options and warrants for services.
(d) Includes approximately $0.3 million for depreciation and amortization and $0.2 million for the cost of issuing options and warrants for services. (e) Includes litigation settlements of $4.9 million.
(f) Includes gain on dissolution of Atera Group International Limited of $4.6 million.
(g) The loss per share for the three months ended Septermber 30, 2003 includes preferred stock dividends of $0.3 million and non-registration charges of $0.5 million.
(h) The loss per share for the three months ended Septermber 30, 2004 includes preferred stock dividends of $0.3 million, non-conversion/exchange charges of $1.1 million and non-registration charges of $0.5 million.
(i) The loss per share for the nine months ended September 30, 2004 includes preferred stock dividends of $0.8 million and non-registration charges of $1.7 million.
(j) The loss per share for the nine months ended September 30, 2004 includes beneficial conversion features of $0.1 million, preferred stock dividends of $0.8 million, non-conversion/exchange charges of $2.7 million and non-registration charges of $0.8 million.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.